Exhibit 99.1

FOR IMMEDIATE RELEASE

Ducommun Reports Results for the

First Quarter Ended March 30, 2013

Debt Reduction Continues; Repricing Further Strengthens Company

LOS ANGELES, California (May 6, 2013)—Ducommun Incorporated (NYSE:DCO) (“Ducommun” or the “Company”) today reported results for its first quarter ended March 30, 2013.

First Quarter 2013 Highlights

•	Ducommun posted net income of $3.7 million, or $0.35 per diluted share, including a retroactive income tax benefit of $2.0 million, or $0.19 per diluted share

•	The Company reported Adjusted EBITDA of $17.3 million

•	Ducommun made a voluntary principal prepayment of $7.5 million on its term loan on March 28, 2013

•	The Company also completed the repricing of its bank debt, lowering the interest rate on its term loan and revolving credit facility

•	The Company’s firm backlog as of March 30 was $638 million

“We began the year building on our momentum from 2012, with commercial aerospace and defense technologies shipments remaining solid,” said Anthony J. Reardon, chairman, president and chief executive officer. “That said, the Company’s overall revenue fell year-over-year primarily due to continued weakness in our natural resources and industrial markets. We anticipate that the non-A&D side of our business will improve later in 2013 but, in the interim, are focused on implementing a comprehensive growth strategy in these areas and working diligently to manage working capital and costs.

“We’re pleased that Ducommun’s overall backlog remains robust, that our aerospace and defense sales increased 4% year-over-year, and segment EBITDA margins likewise rose. We also amended our credit agreement during the quarter – saving on interest expense going forward – and paid down an additional $7.5 million of debt. Even with the onset of sequestration, we believe the Company’s broad capabilities, focus on operating execution, and longstanding customer relationships keep us well positioned for the balance of 2013.”

On March 28, 2013, Ducommun completed a repricing of its unsecured term loan and revolving credit facility. As a result, interest rates were effectively reduced by 75 basis points through a combination of 50-basis-point lower pricing on the Company’s term loan and revolving credit facility and a 25-basis-point lower interest rate floor. In connection with this repricing, Ducommun recognized $0.5 million of financing and legal costs included in the Company’s selling, general and administrative expenses during the quarter.

First Quarter Results

Net sales for the first quarter of 2013 were $175.9 million, versus $184.3 million for the first quarter of 2012. The decline in revenue reflected lower sales within the Company’s non-aerospace and defense (“non-A&D”) end markets, partially offset by increases elsewhere.

Net income was $3.7 million, or $0.35 per diluted share, compared to net income of $2.4 million, or $0.23 per diluted share, in the first quarter of 2012. For the quarter ended March 30, 2013, the Company recorded an income tax benefit of $1.2 million (a rate of 49.5%), compared to income tax expense of $1.2 million (or 34.0%) for the first quarter of 2012. The effective tax rate benefit for the first quarter of fiscal 2013 included $2.0 million of federal research and development tax credit (“Federal R&D Tax Credit”) benefits as a result of the American Taxpayer Relief Act of 2012, passed in January 2013 as previously reported. The Federal R&D Tax Credit has been extended through 2013, and the Company will recognize the benefits throughout the fiscal year. The first quarter 2012 results included no federal research and development tax benefits.

Operating income for the first quarter of 2013 was $10.3 million, or 5.9% of revenue, compared to $11.9 million, or 6.4% of revenue, in the comparable period last year. Operating margins decreased due to the impact of lower net sales and unfavorable product mix, along with expenses of $0.5 million related to the debt repricing.

Interest expense was lower in the quarter compared to the previous year’s first quarter as the Company continued to de-lever its balance sheet.

Adjusted EBITDA for the first quarter of 2013 was $17.3 million, or 9.9% of revenue, compared to $19.0 million, or 10.3% of revenue, for the comparable period last year.

During the first quarter of 2013, the Company used $6.1 million of cash from operations compared to a use of $4.8 million in the first quarter of 2012. The higher cash usage year-over-year primarily reflects an increase in investments to support new programs and other timing differences.

Ducommun AeroStructures (DAS)

The Company’s DAS segment reported net sales for the first quarter of $72.7 million, compared to $74.3 million in the year-ago quarter. The decrease in revenue was primarily due to lower sales of military and commercial helicopter products, partially offset by higher sales of large commercial aircraft products.

DAS segment operating income was $6.6 million, or 9.1% of revenue, compared to $6.6 million, or 8.9% of revenue, in the same period of 2012. The higher operating margin primarily reflects improved cost performance of new product development. EBITDA was $9.0 million for the quarter, or 12.3% of revenue, compared to $8.6 million, or 11.6% of revenue, for the comparable quarter in the prior year.

Ducommun LaBarge Technologies (DLT)

The Company’s DLT segment reported net sales of $103.2 million for the first quarter of 2013, down 6% from $110.1 million reported in the same period of 2012. The lower revenue was the result of a 32% decline in sales within the Company’s non-A&D end markets, partially offset by a 15% increase in sales of defense technologies products.

DLT operating income was $7.9 million, or 7.7% of revenue, compared to operating income of $8.3 million, or 7.5% of revenue, in the first quarter of 2012. EBITDA was $12.6 million in the quarter, or 12.2% of revenue, compared to $13.0 million, or 11.8% of revenue, in the comparable quarter of the prior year.

Corporate General and Administrative (“CG&A”)

CG&A expenses for the first quarter of 2013 were $4.3 million, or 2.4% of revenue, up from $3.0 million, or 1.6% of revenue, in the prior-year period. CG&A expenses for the first quarter of 2013 included a charge of $0.5 million related to the Company’s debt repricing transaction, $0.3 million in non-recurring professional fees, and higher benefits-related costs.

Backlog

Ducommun’s backlog was $638 million as of March 30, 2013.

Conference Call

A teleconference hosted by Anthony J. Reardon, the Company’s chairman, president and chief executive officer, and Joseph P. Bellino, the Company’s vice president, treasurer and chief financial officer, will be held today, May 6, 2013 at 2:00 PM PT (5:00 PM ET) to review these financial results. To participate in the teleconference, please call 866-318-8613 (international 617-399-5132) approximately ten minutes prior to the conference time stated above. The participant passcode is 63802830. Mr. Reardon and Mr. Bellino will be speaking on behalf of the Company and anticipate the meeting and Q&A period to last approximately 45 minutes.

This call is being webcast by Thomson Reuters and can be accessed directly at the Ducommun website at www.ducommun.com. Conference call replay will be available after that time at the same link or by dialing 888-286-8010, passcode 86133277.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:

Joseph P. Bellino	or	Chris Witty
Vice President, Treasurer and		Investor Relations
Chief Financial Officer		(646) 438-9385/cwitty@darrowir.com
(310) 513-7211

[Financial Tables Follow]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended
	March 30, 2013	March 31, 2012
Net Sales	$175,915	$184,343
Cost of Sales	143,062	149,872

Gross Profit	32,853	34,471
Selling, General and Administrative Expenses	22,551	22,612

Operating Income	10,302	11,859
Interest Expense	7,823	8,239

Income Before Taxes	2,479	3,620
Income Tax Expense (Benefit)	(1,228)	1,230

Net Income	$3,707	$2,390

Earnings Per Share
Basic earnings per share	$0.35	$0.23
Diluted earnings per share	$0.35	$0.23
Weighted-Average Number of Common Shares Outstanding
Basic	10,600	10,546
Diluted	10,670	10,574

Gross Profit %	18.7%	18.7%
SG&A %	12.8%	12.3%
Operating Income %	5.9%	6.4%
Net Income %	2.1%	1.3%
Effective Tax Rate (Benefit)	(49.5)%	34.0%

DUCOMMUN INCORPORATED AND SUBSIDARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 30, 2013	December 31, 2012
Assets
Current Assets
Cash and cash equivalents	$29,994	$46,537
Accounts receivable, net	96,391	97,300
Unbilled receivables	3,344	3,556
Inventories	149,402	148,318
Production cost of contracts	20,193	17,960
Deferred income taxes	11,077	10,459
Other current assets	9,412	10,441

Total Current Assets	319,813	334,571
Property and Equipment, Net	97,005	98,383
Goodwill	161,940	161,940
Intangibles, Net	173,633	176,356
Other Assets	13,217	13,824

Total Assets	$765,608	$785,074

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$3,038	$3,042
Accounts payable	50,481	52,578
Accrued liabilities	40,048	52,716

Total Current Liabilities	93,567	108,336
Long-Term Debt, Less Current Portion	355,196	362,702
Deferred Income Taxes	66,386	67,808
Other Long-Term Liabilities	23,239	23,553

Total Liabilities	538,388	562,399

Commitments and Contingencies
Shareholders’ Equity
Common stock	107	107
Treasury stock	(1,924)	(1,924)
Additional paid-in capital	67,141	66,475
Retained earnings	169,192	165,485
Accumulated other comprehensive loss	(7,296)	(7,468)

Total Shareholders’ Equity	227,220	222,568

Total Liabilities and Shareholders’ Equity	$765,608	$784,967

DUCOMMUN INCORPORATED AND SUBSIDIARIES

BUSINESS SEGMENT PERFORMANCE

(Unaudited)

		(In thousands) Three Months Ended		%	%
	% Change	March 30, 2013	March 31, 2012	of Net Sales 2013	of Net Sales 2012
Net Sales
Ducommun AeroStructures (DAS)	(2.1)%	$72,705	$74,287	41.3%	40.3%
Ducommun LaBarge Technologies (DLT)	(6.2)%	103,210	110,056	58.7%	59.7%

Total Net Sales	(4.6)%	$175,915	$184,343	100.0%	100.0%

Segment Operating Income (1)
Ducommun AeroStructures (DAS)		$6,631	$6,591	9.1%	8.9%
Ducommun LaBarge Technologies (DLT) (2)		7,934	8,302	7.7%	7.5%

		14,565	14,893
Corporate General and Administrative Expenses (2)		(4,263)	(3,034)	(2.4)%	(1.6)%

Total Operating Income		$10,302	$11,859	5.9%	6.4%

EBITDA (1)
Ducommun AeroStructures (DAS)
Operating Income		$6,631	$6,591
Depreciation and Amortization		2,327	2,056

		8,958	8,647	12.3%	11.6%
Ducommun LaBarge Technologies (DLT)
Operating Income		7,934	8,302
Depreciation and Amortization		4,663	4,697

		12,597	12,999	12.2%	11.8%
Corporate Administration
Operating Loss		(4,263)	(3,034)
Depreciation and Amortization		43	51

		(4,220)	(2,983)

EBITDA		$17,335	$18,663

Adjusted EBITDA
Merger-related expenses (2)		$—	$367

Adjusted EBITDA		$17,335	$19,030	9.9%	10.3%

Capital Expenditures
Ducommun AeroStructures (DAS)		$1,319	$2,457
Ducommun LaBarge Technologies (DLT)		1,052	2,437
Corporate Administration		241	23

		$2,612	$4,917

(1)	Before certain allocated corporate overhead.
(2)

The 2012 period includes merger-related transaction costs of $0.15 million in DLT and $0.22 million in Corporate, General & Administrative Expenses resulting from a change-in control provision for certain key executives and employees arising in connection with the acquisition of LaBarge Inc. in June 2011.

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